1 Exhibit 10.17 ADDENDUM NO. 1 TO THIRD AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT This Addendum No. 1 is made this [•] day of December, 2023 (the “Effective Date”), to the Third Amended and Restated Executive Employment Agreement by and between Citizens Community Bancorp, Inc., a Maryland corporation, (the “Holding Company”) and its wholly- owned subsidiary, Citizens Community Federal, N.A., a national banking association (the “Bank”) (collectively, the “Company”), and Stephen Bianchi (“Executive”), dated April 21, 2022 (the “Employment Agreement”). WHEREAS, the Employment Agreement in its Section 3(k) provides for the clawback of certain incentive compensation paid to Executive consistent with applicable law; and WHEREAS, the Company and Executive mutually agree that certain terms of Section 3(k) of the Employment Agreement should be modified consistent with new SEC Rule 10D-1 and Nasdaq Listing Rule 5608; and WHEREAS, the Company and Executive agree that the other terms of the Employment Agreement are unaffected by this Addendum No. 1 and will remain in full force and effect. NOW, THEREFORE, in consideration of the foregoing, and of Section 15 of the Employment Agreement regarding amendments thereto, the parties agree as follows: 1. Section 3(k) of the Employment Agreement is hereby superseded and replaced to state: The Company may terminate Executive’s right to the unpaid or unvested incentive compensation under Sections 3(b) and 3(c), and may require reimbursement to the Company by Executive of any incentive compensation previously paid or vested pursuant to any applicable incentive compensation plan or award agreement, in the event the Company is required to prepare an accounting restatement of its financial statements due to the Company’s material noncompliance with any financial reporting requirement under securities laws, or Executive is otherwise obligated to disgorge to or reimburse the Company for such compensation paid or payable to Executive by reason of application of Section 304 of the Sarbanes-Oxley Act of 2002, Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act, or any other applicable law or regulation requiring recapture, reimbursement or disgorgement of incentive-based pay. The incentive compensation received by Executive during the three completed fiscal years immediately preceding the date on which the Company is required to prepare an accounting restatement is subject to forfeiture or reimbursement pursuant to the terms of this Section 3(k). In the event Executive fails to make prompt reimbursement of any such incentive compensation previously paid, the Company may, to the extent permitted by applicable law,

2 deduct the amount required to be reimbursed from Executive’s compensation otherwise due under this Agreement. 2. The provisions of this Addendum are hereby incorporated into and made a part of the Employment Agreement. Except as expressly modified herein, all other terms and provisions set forth in the Employment Agreement shall remain in full force and effect and shall not otherwise be affected by this Addendum. IN WITNESS WHEREOF, the parties have duly executed this Addendum No. 1 as of the Effective Date. CITIZENS COMMUNITY BANCORP, INC. STEPHEN BIANCHI By: Its: CITIZENS COMMUNITY FEDERAL, N.A. By: Its: